Exhibit 99.1

January 27, 2011

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces 2010 Year-End Results

Full Year 2010 vs. Full Year 2009

Cat Financial reported revenues of $2.552 billion, a decrease of $162 million, or 6 percent, compared with 2009.  Profit after tax was $278 million, a $19 million, or 7 percent, increase from 2009.
The decrease in revenues was principally due to a $223 million unfavorable impact from lower average earning assets (finance receivables and operating leases at constant interest rates), partially offset by a $53 million favorable change from returned or repossessed equipment and the absence of $34 million in write-downs on retained interests related to the securitized asset portfolio that occurred in 2009.
Profit before income taxes was $329 million for 2010, compared to $320 million for 2009.  The increase was principally due to a $53 million favorable change from returned or repossessed equipment, the absence of $34 million in write-downs on retained interests related to the securitized asset portfolio that occurred in 2009, a $28 million favorable impact from net currency exchange gains and losses, a $20 million decrease in the provision for credit losses, an $11 million improvement in net yield on average earning assets and the absence of a $10 million impact from employee separation charges in the first quarter of 2009.  These increases in pre-tax profit were partially offset by an $82 million unfavorable impact from lower average earning assets, a $35 million increase in general, operating and administrative expense, $16 million due to the absence of favorable mark-to-market adjustments that were recorded on interest rate derivative contracts in the first quarter of 2009 and a $14 million decrease in other miscellaneous items.

The provision for income taxes for 2010 reflects an annual tax rate of 19 percent, which was favorably impacted by benefits of $22 million related to prior years. The annual tax rate of 19 percent is up from the 17 percent annual rate in 2009, primarily due to changes in our geographic mix of pre-tax profits.
New retail financing was $9.46 billion, an increase of $1.8 billion, or 24 percent, from 2009.  The increase was primarily related to improvement in our North America, Asia-Pacific and Europe operating segments.
During 2010, Cat Financial overall portfolio quality reflected continued improvement in global economic conditions.  At the end of 2010, past dues were 3.87 percent, down from 4.88 percent at the end of the third quarter of 2010 and 5.54 percent at the end of 2009.
Write-offs, net of recoveries, were $237 million for the full-year 2010, compared to $253 million for 2009.  Full-year 2010 write-offs, net of recoveries, were 1.04 percent of average annual retail portfolio, compared to 1.03 percent in 2009.
At year-end 2010, Cat Financial's allowance for credit losses was 1.57 percent of net finance receivables, compared with 1.61 percent at the end of the third quarter of 2010 and 1.64 percent at the end of 2009.  The initial trend lower in allowance at year-end reflects improving portfolio performance metrics and the write-off of accounts previously identified as potential credit losses in the allowance account. Cat Financial's allowance for credit losses totaled $363 million at December 31, 2010, compared to $377 million at December 31, 2009.  The overall decrease of $14 million in allowance for credit losses during the year reflects a $16 million decrease associated with the lower allowance rate, partially offset by a $2 million increase in allowance due to an increase in the Cat Financial net finance receivables portfolio.

Fourth Quarter 2010 vs. Fourth Quarter 2009

Cat Financial reported fourth-quarter revenues of $633 million, a decrease of $24 million, or 4 percent, compared with the fourth quarter of 2009.  Fourth-quarter profit after tax was $70 million, a $27 million increase from the fourth quarter of 2009.
The decrease in revenues was principally due to a $34 million impact from lower earning assets (finance receivables and operating leases at constant interest rates) and a $13 million unfavorable impact from lower interest rates on new and existing finance receivables, partially offset by a $23 million favorable change from returned or repossessed equipment.

Profit before income taxes was $74 million for the fourth quarter of 2010, compared to $47 million for the fourth quarter of 2009.  The increase was principally due to a $26 million decrease in the provision for credit losses and a $23 million favorable change from returned or repossessed equipment.  These increases in pre-tax profit were partially offset by a $14 million unfavorable impact from lower average earning assets, a $6 million increase in general, operating and administrative expense and a decrease in other miscellaneous items.
The provision for income taxes in the fourth quarter of 2010 reflects an annual tax rate of 19 percent, compared to 17 percent in 2009. The provision for income taxes in the fourth quarter includes a $13 million benefit related to a decrease in the estimated tax rate due to favorable changes in the geographic mix of pre-tax profits, and the impact of U.S. tax legislation enacted during the quarter.  This compares to an adjustment of $9 million in the fourth quarter of 2009 related to a decrease in the estimated tax rate.
New retail financing was $2.7 billion, an increase of $275 million, or 11 percent, from the fourth quarter of 2009.  The increase was primarily related to improvement in our Diversified Services and Europe operating segments.
"We are very pleased with the continued improvements in Cat Financial’s business," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  "As the global economy continues to improve, we’ve seen new retail financing increase 24 percent from 2009, in addition to increased profitability and an improvement in portfolio performance, with past dues dropping significantly from a year ago to the lowest level since 2008.  With our first-ever renminbi (RMB)-denominated medium term note issuance in November to assist in funding our operations in China, we also achieved a significant milestone in expanding our global funding platform."
For over 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FOURTH QUARTER 2010 VS. FOURTH QUARTER 2009
(ENDING DECEMBER 31)
(Millions of dollars)

	2010	2009	CHANGE
Revenues	$633	$657	(4%)
Profit Before Income Taxes	$74	$47	57%
Profit After Tax	$70	$43	63%
New Retail Financing	$2,704	$2,429	11%
Total Assets	$28,752	$30,648	(6%)

FULL YEAR 2010 VS. FULL YEAR 2009
(ENDING DECEMBER 31)
(Millions of dollars)

	2010	2009	CHANGE
Revenues	$2,552	$2,714	(6%)
Profit Before Income Taxes	$329	$320	3%
Profit After Tax	$278	$259	7%
New Retail Financing	$9,458	$7,623	24%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public.  Forward-looking statements give current expectations or forecasts of future events about the company.  You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and change in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You may, however, consult any related disclosures we may make in our subsequent filings with the SEC.